EXHIBIT 23.3

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

Northern Oil and Gas, Inc.

4350 Baker Road—Suite 400

Minnetonka, Minnesota 55343

We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of Northern Oil and Gas, Inc. (the “Company”) of estimates of oil and gas reserves for Midland-Petro D.C. Partners, LLC and Collegiate Midstream LLC contained in our report dated February 24, 2023, included in the Current Report on Form 8-K of the Company, filed with the SEC on May 8, 2023, and to the incorporation by reference of such report into such Registration Statement.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ Matthew K. Regan, P.E.
Vice President

Austin, Texas
May 31, 2023